SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy                      [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                 Commission Only (as permitted by
[ ] Definitive Additional Materials             Rule 14a-6(e)(2))
[ ] Soliciting Material under ss.240.14a-12


                           ONE WORLD ONLINE.COM, INC.
                (Name of Registrant as Specified In Its Charter)


                     ---------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                           ONE WORLD ONLINE.COM, INC.
                         4778 North 300 West, Suite 200
                                Prove, Utah 84604

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 January 5, 2001

         NOTICE is hereby given that the Annual Meeting of Stockholders of One World Online.com, Inc. (the "Company") will be held at the Provo Marriott Hotel 101 West 100 North, Provo, Utah 84601, at 3:00 p.m. (local time) on January 5, 2001, for the following purposes:

1.       To elect members of the board of directors.

2. To transact such other business as may properly come before such meeting or any adjournments thereof.

         The record date for the meeting is the close of business on November 21, 2000 and only the holders of Common Stock or Series A Convertible Preferred Stock of the Company on that date will be entitled to vote at such meeting or any adjournment thereof.

                                              By order of the Board of Directors



                                               /s/ Paul D. Korth
                                               Secretary

December 21, 2000
                         Please Return Your Signed Proxy

PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING. IT WILL, HOWEVER, HELP ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                                 PROXY STATEMENT
                              --------------------

                           ONE WORLD ONLINE.COM, INC.
                         4778 North 300 West, Suite 200
                                Prove, Utah 84604

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held January 5, 2001

                              --------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to holders of the One World Online. com, Inc. (the "Company") common stock, par value $0.001 per share ("Common Stock"), and Series A Convertible Preferred Stock, par value $.001 per share ("Preferred Stock") in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Common Stockholders of the Company (the "Annual Meeting") to be held at the Provo Marriott Hotel 101 West 100 North, Provo, Utah 84601, at 3:00 p.m. (local time) on January 5, 2001, and at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the enclosed Notice and the enclosed form of proxy are being first mailed to stockholders of the Company on or about December 21, 2000.

VOTING AT THE ANNUAL MEETING

         The Board of Directors of the Company (the "Board") has fixed the close of business on November 21, 2000, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding 16,076,334 shares of the Company's Common Stock held by approximately 381 holders of record and 300,000 shares of the Company's Preferred Stock held by one holder of record. On the Record Date there were no shares of the Company's Common Stock or Preferred Stock held as treasury stock by the Company. Holders of record of the Company's Common Stock on the Record Date are entitled to cast one vote per share and holders of the Company's Preferred Stock on the Record Date are entitled to 100 votes per share. Votes may be cast in person or by properly executed proxy, with respect to each matter to be considered by them at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of one-third of the outstanding shares of the Company's entitled to vote at the meeting is necessary to constitute a quorum at the Annual Meeting.

         Common Stock and Preferred Stock (individually and collectively, the "Stock") will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such Stock will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. Any written notice revoking a proxy should be sent to One World Online.com, Inc, 4778 North 300 West, Suite 200, Prove, Utah 84604, Attention:
Mr. Paul D. Korth, Secretary.

         The Company's Bylaws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors. The Board recommends that holders of the Company's Stock vote FOR the approval of election of the directors proposed by the Board.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.       Election of Directors

Board of Directors

         The Company's Board is comprised of four members. The current members of the Board, whose terms expire at this annual meeting of stockholders, are:
Kelly M. Thayer, David N. Nemelka, David Bradford and Craig Case. At this meeting four directors have been nominated by the Board for election whose terms expire at the next annual meeting. The persons nominated are Kelly M. Thayer, David N. Nemelka, David Bradford and Craig Case, all of whom currently act as directors of the Company.

         Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, the Board may either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Stockholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement. Election of the nominee directors requires the affirmative vote of a majority of the shares voted.

         The following pages contain information concerning the nominees. Unless the context otherwise requires, all references in this Proxy to the "Company" shall mean One World Online.com, Inc. and its wholly owned subsidiaries, One World Online Incorporated dba One World Online Marketing, ("OWOL Marketing") and I Ventures, Inc. dba One World Online Technologies ("OWOL Technologies"), on a consolidated basis, unless the context clearly indicates otherwise.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN.

Directors and Executive Officers of the Company.

         Set forth below is certain information concerning each of the directors and executive officers of the Company as of December 11, 2000.

                                                                      With the
 Name                  Age           Position                      Company Since
 ----                  ---           --------                      -------------
One World
-------------
Kelly M. Thayer        43     Chairman of the Board                     1999
David N. Nemelka (1)   36     Director, President and CEO               1999
Paul D. Korth          36     Secretary/Treasurer/Controller            1999
David Bradford (1)     49     Director                                  2000
Craig Case (1)         46     Director                                  2000

OWOL Marketing
-----------------
Wayne Holbrook         46     Director, President                       1998
B. Ray Zoll            53     Executive Vice President and Corporate    1999
                                Counsel
David N. Nemelka       36     Director, Secretary and Treasurer         1999

OWOL Technologies
------------------
David N. Nemelka       36     Director and President                    1996
Joseph M. Udall        35     Director, Vice President, Secretary,      1999
                               and Treasurer

                                                                      With the
 Name                  Age           Position                      Company Since
 ----                  ---           --------                      -------------
Craig Davis            42     Chief Operating Officer                   1999
Robert Wright          41     Chief Technical Officer                   1998
---------------

(1)      Member of Audit Committee.

         Kelly M. Thayer. Mr. Thayer has been with One World since 1999. He is the Chairman of the Board and co-founder of One World. He has eighteen years experience in managing, marketing and consulting work involving public and privately-held businesses. He was founder and CEO of Clear Image, Inc. (1980-1997) a marketing company with over 100 employees in offices in both Los Angeles and Utah. In his eighteen years with Clear Image he worked with over 200 companies and produced over 700 films and videos for companies such as Matol, Delta Airlines, Herbalife International and Tupperware. In 1995 he began a partnership with the company Net Profit as one of the first companies to market and develop web sites on the Internet. Mr. Thayer holds no other directorships in reporting companies.

         David N. Nemelka. Mr. Nemelka has been with One World since 1999. He is the CEO, Director and co-founder of One World, a Director of OWOL Technologies and a Director, Secretary and Treasurer of OWOL Marketing. He brings six years of marketing and finance experience with both private and public companies. He was founder and President of McKinley Capital, a successful financial consulting company from 1994 to the present. He worked in Brand Management for Proctor and Gamble (1993-1994) where he developed the marketing plan for a budgeted $20 million new product launch. Other than his service as a director of Capital Growth, a company with no operations, Mr. Nemelka holds no other directorships in reporting companies. Mr. Nemelka received his B.S. in business finance from Brigham Young University and his MBA from the Wharton Business School at the University of Pennsylvania.

         Paul D. Korth. Mr. Korth has been with One World since 1999. He is the Secretary/Treasurer and Controller of One World. He is a CPA and has significant public and private accounting experience. From March, 1998 until May, 1999 he worked as an assistant controller at Komatsu Equipment Company where he was responsible for all areas of financial reporting. Prior to working at Komatsu, he worked in public accounting with a variety of companies, both public and private. From January 1997 until March 1998 he was a Senior Accountant at Deloitte & Touche, LLP and managed all phases of audits. From September 1994 until December 1996 he worked at Price Waterhouse LLP. Mr. Korth holds no other directorships in reporting companies. Mr. Korth received his MBA, with an accounting emphasis, from Arizona State University in May of 1994 where he was on the Dean's list, and his BS, Business Management - Finance degree from Brigham Young University in August of 1989.

         Craig Davis. Mr. Davis has been with the Company since 1999. He is the Chief Operating Officer for OWOL Technologies. He has over 12 years of executive management experience in the communications and Internet industries. He worked as Director of Support Services at Big Planet, Inc. from 1998 until joining the Company, from 1996 until 1998 he acted as Vice President of Operations at Global Communications and from 1995 to 1996 he acted as Director of Business Consultant and System Integration Groups at 2021 Software. He has also worked independently as an operations and management consultant. As a consultant, he worked with several companies on enterprise system software implementations projects in thirteen countries. He has also been a leader implementing communications systems, and methods to improve customer service. Mr. Davis holds no directorships in reporting companies.

         David Bradford. Mr. Bradford has been with One World since 2000. He is a director of the Company. He has over 20 years of operational and legal experience. Mr. Bradford's principal occupation for the past 15 years was as Senior Vice-President and General Counsel of Novell, Inc. Mr. Bradford sits on the boards of directors of I-Link International and Pervasive Software. Mr. Bradford holds no other directorships in reporting companies. Mr. Bradford has a Juris Doctor Degree from Brigham Young University and an MBA from Pepperdine University.

         Craig Case. Mr. Case has been with One World since 2000. He is a director of the Company. He has over 20 years of technical and marketing experience. Mr. Case is currently the Senior Vice President of BizStrata. From 1999-2000 Mr. Case was the Senior Vice President of Marketing and Strategic Development at Cornerstone Nutritional Labs, in 1998 he was the Senior Vice President of Sales of New Vision International and from 1988 to 1998 he acted as Vice President of Network Marketing at Franklin Quest (now FranklinCovey). Mr. Case holds no directorships in reporting companies. Mr. Case has a Bachelors of Science in Educational Psychology and Organizational Communications from the University of Utah.

         Wayne Holbrook. Mr. Holbrook has been with the Company since 1998. He is a Director and President of OWOL Marketing and has ten years experience in marketing both in the field and as an executive in a public company. From 1996 to 1998 he served as executive vice president of Global Connections where he managed the information systems, customer service, marketing and fulfillment. While at Global Connections he helped launch the Golf Connections concept and he was instrumental in the development of the corporate Internet strategy. From 1993-1995 he was a distributor for Quorum International where he became the top producer in Europe with a sales organization of 47,000 distributors. From 1988 to 1993 he was a distributor at National Safety Associates where he built a 35,000 person organization and reached the highest level in the compensation structure within seven months. Mr. Holbrook holds no directorships in reporting companies.

         B. Ray Zoll. Mr. Zoll has been with the Company since 1999. He is an Executive Vice President and Corporate Counsel of OWOL Marketing. He has been a practicing attorney for the past twenty years focusing on litigation, real estate and business law. In 1997 he co-founded and served as Chairman of World Connections a successful web development and e-commerce company which was sold in 1999. He has also been involved in network marketing since 1989 and has built a highly profitable network of over 15,000 distributors for NuSkin International. Mr. Zoll holds no directorships in reporting companies.

         Joseph M. Udall. Mr. Udall has been with the Company since 1999 as Director, Secretary/Treasurer, and Vice President of Product Development of OWOL Technologies. He brings significant experience working with technology companies. As a practicing attorney for over six years he focused on corporate and software licensing law. From May 1998 to May 1999 he worked with Udall, Zachreson & Smith, P.L.C. specializing in general business law and software licensing. From March 1995 to April 1998 he worked at Osborn Maledon, P.A. where he was a partner representing various technology companies in the software and Internet business. Prior to Osborn Maledon he was an associate at Meyer, Hendricks, Victor, Osborn & Maledon, P.A. from September 1993 to April 1995. Mr. Udall holds no directorships in reporting companies. Mr. Udall graduated Valedictorian, summa cum laude, from the Arizona State University College of Law in 1992 and B.A. magna cum laude in Economics from Brigham Young University in 1989.

         Robert Wright. Mr. Wright has been with the Company since 1998. He is the Chief Technical Officer for OWOL Technologies and has been involved with the Internet since its inception. His background in electronic publishing and e-commerce include projects for companies such as Novell, Corel, Word Perfect, Meckler Media and other Fortune 500 companies. He was the founding Director of New Media Development for Word Perfect's publishing division and has been a featured speaker at Internet World. He also worked at Novell on the creation and development of dynamic database publishing tools. He is the inventor of the IVY Binder, an electronic publishing and content management tool. Mr. Wright worked as a consultant in his own web site and CD-Rom development company, Wright Electronic Publishing, from December 1996 to October 1998. He was the director of New Media Development at WordPerfect/Novel/Corel/Ivy International from March 1993 to December 1996. Mr. Wright holds no directorships in reporting companies.

         All directors are elected annually at the stockholders meeting.

Family Relationships

         David N. Nemelka, a Director and the CEO and President of One World, a Director and President of OWOL Technologies and a Director, Secretary and Treasurer of OWOL Marketing is the brother-in-law of Joseph M. Udall, a Director and the Secretary, Treasurer and Vice President of Product Development of OWOL Technologies.

Involvement in Certain Legal Proceedings

         The executive officers and directors of the Company have not been involved in any material legal proceedings which occurred within the last five years of any type as described in Regulation S-B.

Audit Committee

         The Board has an Audit Committee that was formed in September 2000. In connection with the formation of the Audit Committee the Company adopted an Audit Committee Charter. The Audit Committee is currently comprised of Messrs. David N. Nemelka, David Bradford and Craig Case. Messrs. Bradford and Case are both "independent directors" as that term is defined as that term is defined in Rule 4200(a)(15) of the NASD's listing standards.

         The Audit Committee provides assistance to the board of directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. It is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and Company management.

         Due to the recent formation of the Audit Committee, the Audit Committee
(i) has not discussed with the independent auditors the matters required to be discussed by SAS 61, (ii) has not received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and (iii) did not make a recommendation regarding the inclusion of the audited financial statements in the Company's Annual Report on Form 10-KSB because the Audit Committee was not formed until approximately two months after the end of the Company's fiscal year. However, the Audit Committee has reviewed and discussed the audited financial statements with management.

Other Board Committees

         The Company does not have a nominating or compensation committee.

Board Meetings and Directors' Attendance

         The Board held 5 Board meetings and took action by unanimous consent on at least 15 occasions during the fiscal year ending June 30, 2000. No incumbent director who also acted as a director during any part of the fiscal year ended June 30, 2000 attended fewer than 75 percent of the Board meetings held during said year. The Company or fewer than 75 percent of the committee meetings held by committees on which an incumbent director served.

Certain Relationships And Related Transactions

         In August, 1998, the Company issued 1,000,000 shares of common stock at $.025 per share in a private offering to five individuals for proceeds of $25,000. Four of the individuals were unrelated to the Company. The fifth individual, Brenda M. Hall, the Company's sole director and officer bought 250,000 shares of the private offering.

         On October 1, 1998, the Company issued 100,000 common shares to an attorney pursuant to a Consultant Compensation Agreement No. 1. The shares were registered on Form S-8 with the Securities and Exchange Commission on October 2, 1998.

         David N. Nemelka was the person primarily responsible for locating the Company as a vehicle to be used in a merger or acquisition transaction and was instrumental in negotiating a change of control of the Company in June 1999, and causing Brenda M. Hall to become the sole officer, director and principal stockholder of the Company.

Mr. Nemelka was the person primarily responsible for negotiating the terms of the June 1999 acquisition whereby OWOL Marketing and OWOL Technologies became wholly owned subsidiaries of the Company (the "Acquisition"). Brenda M. Hall, the Company's sole officer and director and a principal stockholder immediately prior to the Acquisition, did not have an active role in locating OWOL Marketing or OWOL Technologies or in negotiating the terms and conditions of the Acquisition but has relied on the efforts of David N. Nemelka. In addition, prior to the Acquisition Ms. Hall had also worked full-time for approximately three years as an independent contractor for David N. Nemelka, providing
accounting,   financial,   clerical  and  related  services  through  a  company
controlled by her, Dassity, Inc. These terms could be deemed to have been negotiated on behalf of the Company without arms-length bargaining and with conflicts of interest because of Mr. Nemelka's role with the Company and as an officer, director and stockholder of OWOL Marketing and OWOL Technologies.

         In May 2000, the Company filed a Certificate of Designation with the Nevada Secretary of State creating Series A Convertible Preferred Stock ("Preferred Stock") and designating 300,000 shares as Preferred Stock. On or about May 22, 2000, the Company issued a total of 100,000 shares of Preferred Stock each (300,000 shares total) to an entity controlled by David N. Nemelka, President and Chief Executive Officer of the Company, an entity controlled by Kelly M. Thayer, Chairman of the Company and an entity controlled by David R. Nemelka and Ingrid F. Nemelka, the parents of David N. Nemelka. The Preferred Stock was issued in consideration for nine hundred thousand dollars ($900,000). Three hundred thousand dollars ($300,000) of the subscription price was paid on or before May 22, 2000. The remaining six hundred thousand dollars ($600,000) of the subscription price is due on or about May 22, 2003, together with interest at the rate of eight percent (8%) per annum.

         All of the Series A Preferred Stock was contributed to the OWOL Founders Voting Trust. The beneficiaries of the OWOL Founders Voting Trust are David N. Nemelka, Kelly M. Thayer and David R. Nemelka. Except as otherwise required by applicable law, all voting rights of the Company are vested in and exercised by the holders of the common stock and Preferred Stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each of the Preferred shares being entitled to one hundred (100) votes. As a result, the OWOL Founders Voting Trust effectively has voting control of the Company with respect to all matters submitted to the vote of the stockholders.

         In August and September 2000, Mr. David N. Nemelka, President and Chief Executive Officer of the Company and an affiliate of Mr. Nemelka, acquired 164,000 shares of the Company's common stock and Series A Warrants to acquire 164,000 shares of common stock for consideration of $574,000 pursuant to the terms of a private placement offering by the Company.

         In October 2000 the Company entered into a Revolving Loan and Security Agreement with Tradeco Corp., a Utah corporation. Tradeco Corp. is an affiliate of David N. Nemelka, the president and CEO of the Company. Under the terms of the agreement, Tradeco Corp. agreed to make periodic loans to the Company in an aggregate principal amount at any one time outstanding not to exceed $2,000,000 for a twelve month period. Tradeco Corp. obligation to lend funds is limited by certain conditions set forth in the Revolving Loan and Security Agreement. All amounts lent are evidenced by convertible promissory notes that bear interest at the rate of ten percent (10%) per annum until the convertible note is paid in full or converted ("Revolving Loan Notes"). Principal and accrued interest is due and payable in a single balloon payment on January 15, 2002. As additional consideration, Revolving Loan Note holder is entitled to warrants to acquire one share of the Company's common stock for every two ($2) in funds (excluding interest) lent to the Company under the Revolving Loan and Security Agreement. Said warrants are exercisable at $5.50 per share for a period ending on the five year anniversary of the date of grant. The Revolving Loan Notes are not subject to any sinking fund. The Revolving Loan Note holder has a security interest in the Company's assets, subject to the prior security interest of certain preexisting lenders. As of December 11, 2000, the Company had drawn down $700,000 of the funds available under the revolving loan arrangement.

Security Ownership of Management and Certain Beneficial Owners

         The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of December 11, 2000, for: (i) each person who is known by the Company to beneficially own more than five percent of the Company's common stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers (defined below), and (iv) all directors and executive officers as a group. As of December 11, 2000, the Company had 16,076,334 shares of common stock outstanding. Ownership of the Series A Preferred Stock, which shares are held of record by a single stockholder who has voting control of the Company, is discussed separately below.
                              Shares
  Name and Address          Beneficially   Percentage
of Beneficial Owner(1)       Owned(2)      of Total(2)      Position
----------------------       --------     ------------      --------
Kelly M. Thayer (3)          1,842,667       11.5%     Chairman of the Board
David N. Nemelka (4)         2,978,333       17.7%     President, Director and
                                                         CEO
Wayne Holbrook (5)            289,000        1.8%      President & director of
                                                         OWOL Marketing
B. Ray Zoll (6)               247,500        1.5%      Executive Vice-president
                                                         & counsel of OWOL
                                                         Marketing
David Bradford (7)            20,000           *       Director
Craig Case (8)                20,000           *       Director
Directors and Executive      5,397,500       32.5%
Officers as a group (6
persons)

OWOCF (9)                    1,500,000       9.3%
4692 N. 300 W., Suite 114
Provo, UT 84604

OWTYF (10)                   1,525,000       9.5%
4692 N. 300 W., Suite 114
Provo, UT 84604

OWOL Marketing (11)          1,000,000       6.2%

* Less than 1%.
---------------
(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 750,000 shares. Also includes 214,000 shares that are owned by Mr. Thayer's wife, 6,000 shares and warrants exercisable for an additional 6,000 shares owned by an affiliate of Mr. Thayer, 16,667 shares owned by an affiliate of Mr. Thayer that are issuable upon conversion of an outstanding promissory note and 750,000 of the 1,500,000 shares that are owned by D.K. Enterprises, LLC, a Utah limited liability company ("DKE") which is owned one-half by Mr. Thayer and one-half by David N. Nemelka. The DKE shares are subject to an agreement whereby 750,000 shares shall be distributed to Mr. Thayer and 750,000 shares shall be distributed to David N. Nemelka on June 1, 2001, subject to them remaining as either an officer or director of the Company. Also, includes 100,000 shares owned by CNBCR L.L.C. The children of Mr. Thayer are the beneficiaries of the L.L.C. Mr. Thayer is the sole manager of the LLC and is deemed to have sole voting and dispositive powers with respect to these shares. Does not include any shares for which Mr. Thayer disclaims beneficial ownership that are held by OWOCF, an entity that

    Mr. Thayer acts as a director. See note 9 below. Does not include any Series A Preferred Stock held by the OWOL Voting Trust of which Mr. Thayer is a beneficiary.
(4) Includes 914,000 shares, 500,000 shares that are owned by Mr. Nemelka's wife, 2,000 shares that are held by an affiliate of Mr. Nemelka, 18,333 shares owned by Mr. Nemelka and an affiliate of Mr. Nemelka that are issuable upon conversion of an outstanding promissory note, 80,000 shares that are owned by an affiliate of Mr. Nemelka, warrants exercisable for 164,000 shares and 750,000 shares that are owned by DKE, as described in note 3 above. Also includes 200,000 shares that are issuable upon conversion of a convertible promissory note (the "Revolving Loan") and warrants exercisable for 350,000 shares that are held by an affiliate of Mr. Nemelka. The Revolving Loan note is convertible at the lesser of (i) $3.50 or (ii) the average closing bid price of the Company's common stock during the 10 trading day preceding the conversion date, subject to a minimum conversion price of $1. As a result, the actual number of shares received upon conversion of the Revolving Loan note may be substantially different than the 200,000 shares reported. Does not include any shares for which Mr. Nemelka disclaims beneficial ownership that are held by Bateman Dynasty, LC. Bateman Dynasty, LC, a private limited liability company owned by the Bateman Dynasty Trust, of which Brenda M. Hall is the trustee. Lynn Bateman, the father-in-law of David N. Nemelka, is the sole manager of the LLC which is deemed to have sole voting and dispositive powers with respect to these shares. The children of David N. Nemelka are the beneficiaries of the Trust. Does not include any Series A Preferred Stock held by OWOL Voting Trust of which Mr. Nemelka is a beneficiary.
(5) Includes 19,000 shares and stock options exercisable for 270,000 shares. Does not include stock options to acquire 330,000 shares that first become exercisable between April 2001 through September 2002.
(6) Includes stock options exercisable for 247,500 shares. Does not include stock options to acquire 302,500 shares that first become exercisable between May 2001 through September 2002.
(7) Includes stock options exercisable for 20,000 shares.
(8) Includes stock options exercisable for 20,000 shares.
(9) Includes 1,500,000 shares. The Board of Directors of OWOCF is comprised of David R. Nemelka, Gregory Jackson, John Donelly, John Hewlett, Joseph M. Udall, Kelly M. Thayer, William Davidson and Lisa Hawthorne.
(10)Includes 1,525,000 shares. The Board of Directors of OWTYF is comprised of David R. Nemelka, Ingrid F. Nemelka, John Hewlett, Wade Mitchell and Laura Lee Sorensen.
(11)These shares were held by One World Online Incorporated dba One World Online Marketing, ("OWOL Marketing") in a fiduciary capacity for the benefit of the shareholders of OWOL Marketing immediately prior to June 29, 1999 acquisition whereby One World Online.com, Inc. acquired OWOL Marketing and I Ventures, Inc. dba One World Online Technologies through its acquisition of all the issued and outstanding common stock of these two companies.

Series A Preferred Stock

         In May 2000 the Company issued 100,000 shares of Series A Convertible Preferred Stock each (300,000 shares total) to an entity controlled by David N. Nemelka, President and Chief Executive Officer of the Company, an entity controlled by Kelly M. Thayer, Chairman of the Company and an entity controlled by David R. Nemelka and Ingrid F. Nemelka, the parents of David N. Nemelka. The holders of the Series A Convertible Preferred Stock then contributed the stock to the OWOL Founders Voting Trust which holds all outstanding Series A Preferred Stock. David R. Nemelka, Kelly M. Thayer and David N. Nemelka are the beneficiaries of the OWOL Founders Voting Trust. Except as otherwise required by applicable law, all voting rights of the Company are vested in and exercised by the holders of the common stock and Series A Convertible Preferred Stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each of the Series A Convertible Preferred shares being entitled to one hundred (100) votes. The Series A Preferred Stock holders have the ability to cast 30,000,000 of the votes entitled to vote at a meeting or other action of the stockholders. This does not take into consideration the additional shares of common stock that are directly or beneficially owned by the Series A Preferred Stock holders.

         The Company is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         The members of the Board, the executive officers of the Company and persons who hold more than 10 percent of the Company's Common Stock were not subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended June 30, 2000.

Executive Compensation

         The tables below set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other executive officers with annual compensation in excess of $100,000 (determined for the period ended June 30, 2000) (the "Named Executive Officers"). The tables include information related to stock options granted to the Named Executive Officers.

         Summary Compensation Table. The following table provides certain information regarding compensation paid by the Company to the Named Executive Officers.

                                              SUMMARY COMPENSATION TABLE

                                            Annual Compensation                 Long-Term Compensation Awards
------------------------ ------- ------------------------------------------- ------------------------------------ -------------
                                                                                            Securities
                                                                                Restricted  Underlying               All Other
        Name and           Fiscal                              Other Annual     Stock       Options/    LTIP       Compensation
   Principal Position      Year(1)  Salary ($)  Bonus ($)    Compensation($)    Awards ($)   SARs (#)   Payouts($)      ($)
   ------------------      -------  ----------  ---------    ---------------    ----------   --------   ----------      ---
David N. Nemelka (2)        1999        --          --              --              --          --         --           --
President, CEO & director   2000      15,483     144,000            --              --          --         --           --

Kelly M. Thayer             1999        --          --              --              --          --         --           --
Chairman of the Board       2000     144,000        --              --              --          --         --           --

Wayne Holbrook              1999      65,000(3)     --              --              --       600,000       --           --
President & director of     2000     121,000      1,000             --              --          --         --           --

OWOL Marketing
------------------------
B. Ray Zoll                 1999    45,000(3)       --              --              --       550,000       --           --
Executive Vice-president    2000     109,000        --              --              --          --         --           --
& counsel of OWOL
Marketing
---------------

(1) The Company's fiscal year ends on June 30. The information reported for 1999 is for the period beginning on November 12, 1998 (date of inception).
(2) The Company has accrued, but has not paid, Mr. Nemelka these salary and bonus amounts.
(3) Mr. Holbrook joined the Company in December 1998 and Mr. Zoll joined the Company in February 1999 as a consultant and later became an employee.

Compensation of Directors

         No cash fees or other consideration were paid to employee directors of the Company by the Company for service on the Board during the year ended June 30, 2000 and no such compensation is anticipated to be paid in the current fiscal year. The Company did not have any non-executive directors during fiscal 2000. The Company has granted each non-executive Company director stock options to acquire 20,000 shares of the Company's common stock at exercise prices in excess of $5 per share that are exercisable for a five year period as compensation for services during fiscal 2001. The Company has made no other agreements regarding compensation of non-employee directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment Agreements

         Executive officers of the Company are elected by the Board on an annual basis and serve at the discretion of the Board. On or about May 22, 2000, the Company entered into employment agreements with Mr. David N. Nemelka, the Company's President and CEO, and Mr. Kelly M. Thayer, the Company's Chairman, (collectively, the "Senior Executives"). In general terms these agreements provide that (i) the Senior Executives are employed on an "at will" basis; (ii) the Senior Executives each receive a salary of $144,000 per year; (iii) Mr. Nemelka is to receive a $144,000 signing bonus in cash or stock at his discretion; (iv) the Senior Executives are each entitled to a quarterly bonus equal to (a) One and One-Half percent (1.5%) of Shared Revenue as that term is defined in the Company's IMC Compensation Plan, plus (b) Two Percent (2%) of all funds received by the Company as payment for community account membership renewal fees which bonuses, if any, shall be (y) reduced by the amount of the base salary to which the Senior Executive was entitled during the quarterly period in question and (z) payable only to the extent that during the quarterly period in question the Company has positive cash flow from operating activities both before and after the payment of the bonus; (v) the Senior Executives shall be included to the extent eligible thereunder in any and all plans pursuant to which the Company may provide general benefits for the Company's employees; (vi) the Senior Executives will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by the Senior Executive in the performance of his Company duties; (vii) the Senior Executives receive severance pay in the event of termination that is not "for cause," as set forth in the employment agreements (including payments for life in the event of termination as a result of a disability); and (viii) that the Senior Executives are subject to various provisions restricting use of confidential information, vesting, ownership rights to certain proprietary information in the Company, and restricting competition with the Company or solicitation of Company customers or employees.

         The Company has entered into a Consulting Agreement with David R. Nemelka that is substantially similar to the employment arrangements with the Senior Executives, except that he did not receive a signing bonus on execution of the consulting agreement. Mr. David R. Nemelka has represented to the Company that it is his intention to assign the economic benefits of the consulting agreement to one or more charitable organizations.

         The Company has also entered into employment agreements with Wayne Holbrook, the president of OWOL Marketing, B. Ray Zoll, the Executive Vice President and Corporate Counsel to OWOL Marketing and Joseph M. Udall, a Vice President of OWOL Technologies (collectively, the "Executives"). In general terms these agreements provide that (i) the Executives are employed on an "at will" basis; (ii) Messrs. Holbrook, Zoll and Udall receive annual base salaries of $132,000, $120,000 and $102,000, respectively; (iii) Mr. Holbrook is entitled to a profitability bonus; (iv) the Executives will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by the Executive in the performance of his Company duties; (v) the Executives receive fifty-two weeks of severance pay in the event of termination that is not "for cause;" (vi) at his election, in lieu of his stock options, Mr. Holbrook is entitled to a Multi-Level Marketing Position in the event of resignation or involuntary termination; (vii) Messrs. Holbrook, Zoll and Udall received stock options to acquire up to 600,000, 550,000 and 250,000 shares of the Company's common stock, respectively, pursuant to a three year vesting schedule; and (viii) the Executives are subject to various provisions restricting use of confidential information, vesting, ownership rights to certain proprietary information in the Company, and restricting competition with the Company or solicitation of Company customers or employees.

Management Bonus Plan

         The Company has adopted a management bonus plan. Executives of the Company and its subsidiaries are eligible to participate in the plan. The plan provides for a bonus pool of up to two percent of shared revenues for distribution to executives on a quarterly basis. No bonus is payable under the plan during any quarterly period where the Company does not have pre-tax profits from operating activities before payment of the bonus. A determination of which executives are eligible to participate in the plan and the their respective percentages of the bonus pool is determined on a quarterly basis.

Indemnification for Securities Act Liabilities

         The General Corporation Law of Nevada limits the liability of officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers the Company to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

         The Company's Articles of Incorporation limit the liability of its Officers and Directors and provide for indemnification by the Company of its Officers and Directors to the full extent permitted by Nevada General Corporation. The Company's Articles of Incorporation generally provide that its directors and officers shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors to the full extent authorized by applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Options

         In June 1999, the Company adopted its Stock Option Plan (the "Plan"). The Plan allows for the Board to grant options to purchase up to 4,000,000 shares of common stock to the Company's key employees, officers, directors, consultants, and other agents and advisors. Awards under the Plan will consist of stock options (both non-qualified options and options intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended). As of September 30, 2000, the Company had granted stock options under the Plan to acquire 3,175,525 shares of the Company's common stock at exercise prices of between $1 and $5.50 per share.

         The Plan is administered by the Board which will determine the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan.

         In connection with qualified stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee (10% stockholder) during any calendar year may not exceed $100,000. Non-qualified stock options granted under the Plan may be granted at a price determined by the Board, not to be less than the fair market value of the common stock on the date of grant.

         The Plan may also contain certain change in control provisions which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d), but excluding certain stockholders of the Company, that become the beneficial owners of more than 25% of the Company's outstanding shares of common stock.

         In addition to the options that may be granted under the Plan, the Board has authorized the grant of stock options to acquire 2,000,000 shares of the Company's common stock by key employees, officers, directors, consultants and other agents and advisors. As of September 30, 2000, the Company had granted non-Plan options to acquire 1,601,181 shares of Company's common stock at exercise prices of between $1 and $5.38 per share.

Compensation Committee Interlocks and Insider Participation

         The Company does not have a Compensation Committee. Decision regarding compensation are made by the Company's Board of Directors. David N. Nemelka, the Company's President and CEO and Kelly M. Thayer, the Company's Chairman who also acts as an employee of the Company, are members of the Board of Directors who, as Board members, made compensation and compensation related decisions. No executive officers of the Company serve on the Compensation Committee (or in a like capacity) any other entity.

Change in Control

         On May 19, 2000, the Company filed a Certificate of Designation with the Nevada Secretary of State creating Series A Convertible Preferred Stock (the "Preferred Stock") and designating 300,000 shares as Preferred Stock. On or about May 22, 2000, the Company issued a total of 100,000 shares of Preferred Stock each (300,000 shares total) to an entity controlled by David N. Nemelka, President and Chief Executive Officer of the Company, an entity controlled by Kelly M. Thayer, Chairman of the Company and an entity controlled by David R. Nemelka and Ingrid F. Nemelka, the parents of David N. Nemelka. The Preferred Stock was issued in consideration for nine hundred thousand dollars ($900,000). Three hundred thousand dollars ($300,000) of the subscription price was paid on or before May 22, 2000. The remaining six hundred thousand dollars ($600,000) of the subscription price is due on or about May 22, 2003, together with interest at the rate of eight percent (8%) per annum. The funds used by the purchasers to acquire the Preferred Stock are anticipated to come from personal funds of the purchasers. The issuance of the Preferred Stock was approved by written consent of a majority of the outstanding shares of the Company's common stock on May 10, 2000.

         All of the Preferred Stock has been be contributed to the OWOL Founders Voting Trust. The beneficiaries of the OWOL Founders Voting Trust are David N. Nemelka, Kelly M. Thayer and David R. Nemelka. Except as otherwise required by applicable law, all voting rights of the Company are vested in and exercised by the holders of the common stock and Preferred Stock, voting as a single group, with each share of common stock being entitled to one (1) vote and each of the Preferred shares being entitled to one hundred (100) votes. See "Security Ownership of Management and Certain Beneficial Owners" for a description of the securities beneficially owned by the OWOL Founders Voting Trust and its beneficiaries.

         As a result, the OWOL Founders Voting Trust effectively has voting control of the Company with respect to all matters submitted to the vote of the stockholders. The concentration of voting control may also have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holder(s) of the Preferred Stock are not similar to the interests of the stockholders generally.

         The Registrant is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Registrant.

2.       Other Matters

Discretionary Authority

         At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Notice Requirements

         Any stockholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's next annual meeting of stockholders should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than June 30, 2001. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the appointed proxies may exercise their discretionary voting authority for any proposal received later than fifteen days prior to the meeting, without any discussion of the proposal in the Company's proxy statement.

Selection of Independent Accountants

         The Board of Directors has elected to retain Tanner + Co. as its independent auditor for the 2001 fiscal year. Tanner + Co. has acted as the Company's independent auditor for the two most recent fiscal years. The Company expects representatives of Tanner + Co. to be present at the Company's 2000 Annual Meeting of Stockholders, have an opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

Annual Report

         This Proxy Statement has been preceded or accompanied by an Annual Report for the fiscal year ended June 30, 2000. Stockholders are referred to such report for financial and other information about the activities of the Company, but such report is not to be deemed a part of the proxy soliciting material.

Expenses and Methods of Solicitation

         The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

                                             By order of the Board of Directors,



                                             By  /s/ Paul D. Korth
                                                ------------------------
                                                Paul D. Korth, Secretary

                                   APPENDIX A

                                   PROXY CARD
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                                       of
                           ONE WORLD ONLINE.COM, INC.

This Proxy is Solicited on Behalf of the Board Of Directors. The undersigned hereby appoints David N. Nemelka as Proxy, with the power to appoint his substitute and hereby authorize them to represent and to vote, as designated below, all the shares of stock of One World Online.com, Inc. held on record by the undersigned on November 21, 2000 at the annual meeting of stockholders to be held on January 5, 2001, or any adjournment thereof.

1. Election of Nominee Directors

     FOR Kelly M. Thayer      WITHHOLD AUTHORITY to vote for Kelly M. Thayer

     FOR David N. Nemelka     WITHHOLD AUTHORITY to vote for David N. Nemelka

     FOR David Bradford       WITHHOLD AUTHORITY to vote for David Bradford

     FOR Craig Case           WITHHOLD AUTHORITY to vote for Craig Case

2. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted for the above Proposals.

         Please sign below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ________________________            ____________________________________
                                           (signature)



                                           ____________________________________
                                           (signature if held jointly)

Please mark, sign, date and return the
proxy card promptly using the enclosed
envelope or proxy cards may be sent by
facsimile to One World Online.com, Inc.
at (801) 852-3553.                          ___________________________________
                                           (print name of stockholder(s))

                                   APPENDIX B

                                September 5, 2000

                                 ---------------

                             AUDIT COMMITTEE CHARTER
                                  ORGANIZATION

There shall be a committee of the board of directors of One World Online.com, Inc. (the "Company") to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

                               STATEMENT OF POLICY

The Audit Committee shall provide assistance to the board of directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and Company management.

                                   COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, who shall be independent directors. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

The members of the Audit Committee shall be appointed by the Board at the annual organizational meeting of the Board or until their successors shall be duly qualified and appointed. Unless a chair is appointed by the full Board, the members of the Audit Committee may designate a chair by majority vote of the full Audit Committee membership.

                                    MEETINGS

The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Audit Committee or its members are expected to meet for discussions with Company management frequently, and will have at least two formal meetings with Company management in the presence of the independent auditors in separate executive sessions to discuss any matters that the Audit Committee believes should be discussed privately.

                                RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee's policies and procedures will remain flexible, in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

1. Consider updating this charter at least annually or as business developments may dictate.

2. Influence the overall Company "tone" for quality financial reporting, sound business risk controls, and ethical behavior.

3. Review and recommend to the directors the Audit Committee's choice of independent auditors and their level of fees for audits of the financial statements of the Company. Recommend dismissal when necessary. Maintain an active dialog with the independent auditors to identify and disclose any relationship or services that may impact the objectivity and independence of the auditors.

4. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review the results of such audit, including any comments or recommendations of the independent auditors.

5. Emphasize the adequacy of internal controls to identify any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Review the Company's policy statements to enforce adherence to its code of conduct.

6. Monitor the integrity and quality of annual and interim financial reporting to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review changes in accounting principles and concur as to their appropriateness.

    The Audit Committee on a regular basis should also monitor the integrity and quality of internal financial and operating information used by management in its decision making processes.

7. Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

8.  Consider and review with the independent auditors:

    (a) Any significant findings in the independent auditors SAS 71 interim financial statement review prior to the Company's filing of its form 10-Q.

    (b) The adequacy of the Company's internal controls including computerized information system controls and security.

    (c) Any significant findings and recommendations of the independent auditors together with management's responses thereto.

9.  Monitor   compliance  with  the  Company  code  of  conduct  and  regulatory requirements, and review and assess conflicts of interest and related-party transactions.

10. Evaluate and make recommendations regarding management initiatives affecting the financing of the Company and related matters.

11. Assess independent auditor performance.

12. Assess Audit Committee performance.

13. Review and approve any required stock exchange certifications, if any, and proxy statement disclosure.

14. Provide a report of the audit committee's findings that result from its financial reporting oversight responsibilities including representation that the audit committee has:

    a. discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended,

    b. received and reviewed the written disclosures and the letter from the independent auditors required by Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and

    c.  discussed with the auditors the auditors' independence.

15. Conduct an annual quality discussion with the independent auditors wherein the independent auditors discuss their judgment about the quality, not just the acceptability, of the Company's accounting principles as applied in it financial reporting.

16. Ensure that the independent auditors review interim financial statements and conduct a quality discussion with the independent auditors before the Company files its Form 10-Q.